Exhibit 99.1

Diplomat Announces 3rd Quarter Financial Results

3rd Quarter Revenue of $1,373 Million, an increase of 22%, Net Income Attributable to Diplomat of $0.2 Million compared to $1.0 Million, Adjusted EBITDA of $41.9 Million, an increase of 81%

FLINT, Mich., November 6, 2018 — Diplomat Pharmacy, Inc. (NYSE: DPLO), the nation’s largest independent provider of specialty pharmacy services, announced financial results for the quarter ended September 30, 2018.  All comparisons, unless otherwise noted, are to the quarter ended September 30, 2017.  Prior period financials have been recast to include certain direct expenses as part of cost of sales instead of selling, general and administrative (“SG&A”) expense for our specialty segment.  This change is a reclassification only and has no impact on overall results.

Third Quarter 2018 Highlights include:

•                  Revenue of $1,373 million, compared to $1,125 million, an increase of 22%

•                  Specialty segment revenue of $1,212 million, compared to $1,125 million

•                  PBM segment revenue of $170 million, which was not part of the business in the prior year period

•                  Specialty segment total prescriptions dispensed of 230,000, compared to 222,000

•                  PBM segment total volume, adjusted to 30-day equivalent, of 1,931,000

•                  Gross margin of 6.8% versus 5.8%

•                  Specialty segment gross margin of 5.5% versus 5.8%

•                  PBM segment gross margin of 15.5%

•                  EPS of $0.00 per diluted common share versus $0.01

•                  Adjusted EBITDA of $41.9 million, compared to $23.2 million

•                  Adjusted EBITDA margin of 3.1% versus 2.1%

•                  Net cash used in operating activities was $33.4 million, compared to net cash provided by operating activities of $38.3 million

•                  Net Debt, including contingent consideration, increased to $646.7 million, from $609.2 million at June 30, 2018

Brian Griffin, Chairman and CEO of Diplomat, commented “Third quarter results were solid as we continue to successfully execute on our growth plan.  Results were driven by strong Specialty segment growth and PBM performance. We recently opened our new state-of-the-art distribution and call center facility in Chandler, Arizona, furthering our efforts to provide the highest quality patient care nationwide.  Every day we put our patients first, while at the same time investing in initiatives to drive further growth and productivity.”

Third Quarter Financial Summary:

Revenue for the third quarter of 2018 was $1,373 million, compared to $1,125 million in the third quarter of 2017, an increase of $248 million or 22%.  Revenue was comprised of $1,212 million and $170 million from our Specialty segment and our Pharmacy Benefit Management (“PBM”) segment, respectively.  The increase in our Specialty segment was driven by manufacturer price increases, approximately $10 million from our recent acquisitions, access to dispense drugs that were new in the past year and increased volume due to both payor and physician relationships.  These increases were partially offset by a decrease in hepatitis C business versus the prior year period and reimbursement compression.

Gross profit in the third quarter of 2018 was $93.4 million and generated a 6.8% gross margin, compared to $65.1 million gross profit and a 5.8% gross margin in the third quarter of 2017.  Gross profit was comprised of $67.0 million and $26.3 million from our Specialty segment and PBM segment, respectively.  The gross margin increase in the quarter was primarily due to the impact of our PBM acquisitions, partially offset by reimbursement compression in our Specialty segment.

SG&A expenses for the third quarter of 2018 were $83.4 million, an increase of $20.6 million, compared to $62.8 million in the third quarter of 2017.  This increase is primarily driven by an $11.0 million increase in employee cost, including employee cost for our acquired entities and a $4.0 million increase in share-based compensation.  Also contributing to the SG&A expense increase was a $7.0 million increase in amortization expense from definite-lived intangible assets, inclusive of capitalized software for internal use, associated with our acquired entities.  We also experienced increases in other SG&A expenses; including, rent due to the addition of our Chandler, Arizona facility, travel, consulting and professional fees, as well as other miscellaneous expenses.  These increases were partially offset by a $2.4 million decrease in acquisition related expenses.

Net income attributable to Diplomat for the third quarter of 2018 was $0.2 million compared to $1.0 million in the third quarter of 2017.  This decrease was primarily driven by an $8.1 million increase in interest expense due to a significant increase in outstanding debt to fund our PBM acquisitions, partially offset by a $7.6 million increase in income from operations.  Adjusted EBITDA for the third quarter of 2018 was $41.9 million compared to $23.2 million in the third quarter of 2017, an increase of $18.7 million.

Earnings per share for the third quarter of 2018 was $0.00 per basic/diluted common share, compared to $0.01 per basic/diluted common share for the third quarter of 2017.

2018 Financial Outlook

For the full-year 2018, we are updating our previous financial guidance:

•                  Revenue between $5.5 and $5.7 billion, versus the previous range of $5.5 and $5.9 billion

•                  Net (loss) income attributable to Diplomat between $(7.5) and $2.6 million, versus the previous range of $(11.0) and $0.5 million

•                  Adjusted EBITDA between $164 and $170 million, no change to previous range

•                  Diluted EPS between $(0.10) and $0.03, versus the previous range of $(0.15) and $0.01

Our EPS expectations assume approximately 74,300,000 weighted average common shares outstanding on a diluted basis and a tax rate of (10)% and 40% versus (5)% and 32%, for the low- and high-end of the range, respectively, for the full year 2018, each of which could differ materially.

Earnings Conference Call Information

As previously announced, the Company will hold a conference call to discuss its third quarter performance this evening, November 6, 2018, at 5:00 p.m. Eastern Time.  Shareholders and interested participants may listen to a live broadcast of the conference call by dialing 833-286-5805 (647-689-4450 for international callers) and referencing participant code 7553049 approximately 15 minutes prior to the call.  A live webcast of the conference call and associated slide presentation will be available on the investor relations section of the Company’s website for approximately 90 days at ir.diplomat.is.

About Diplomat

Diplomat (NYSE: DPLO) is the nation’s largest independent provider of specialty pharmacy and infusion services. Diplomat helps people with complex and chronic health conditions in all 50 states, partnering with payers, providers, hospitals, manufacturers, and more. Rooted in this patient care expertise, Diplomat also serves payers through CastiaRx, a leading specialty benefit manager, and offers tailored solutions for healthcare innovators through EnvoyHealth. Diplomat opened its doors in 1975 as a neighborhood pharmacy with one essential tenet: “Take good care of patients and the rest falls into place.” Today, that tradition continues—always focused on improving patient care. For more information, visit diplomat.is.

Non-GAAP Information

We define Adjusted EBITDA as net income (loss) attributable to Diplomat before interest expense, income taxes, depreciation and amortization, share-based compensation, change in fair value of contingent consideration and other merger and acquisition-related expenses, restructuring and impairment charges, and certain other items that we do not consider indicative of our ongoing operating performance (which are itemized below in the reconciliation to net income (loss) attributable to Diplomat).  Adjusted EBITDA is not in accordance with, or an alternative to, GAAP.  In addition, this non-GAAP measure is not based on any comprehensive set of accounting rules or principles.  You should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in the presentation, and we do not infer that our future results will be unaffected by unusual or non-recurring items.

We consider Adjusted EBITDA to be a supplemental measure of our operating performance.  We present Adjusted EBITDA because it is used by our Board of Directors and management to evaluate our operating performance.  Adjusted EBITDA is also used as a factor in determining incentive compensation, for budgetary planning and forecasting overall financial and operational expectations, for identifying underlying trends, and for evaluating the effectiveness of our business strategies.  Further, we believe it assists us, as well as investors, in comparing performance from period-to-period on a consistent basis.  Other companies in our industry may calculate Adjusted EBITDA differently than we do and their calculation may not be comparable to our Adjusted EBITDA metric.  A reconciliation of Adjusted EBITDA, a non-GAAP measure, to net income (loss) attributable to Diplomat can be found below.

Forward Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance, and include Diplomat’s expectations regarding revenues, net (loss) income attributable to Diplomat, Adjusted EBITDA, EPS, market share, the expected benefits and performance of acquisitions and growth strategies.  The forward-looking statements contained in this press release are based on management’s good-faith belief and reasonable judgment based on current information.  These statements are qualified by important risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those forecasted or indicated by such forward-looking statements.  These risks and uncertainties include: our ability to adapt to changes or trends within the specialty pharmacy industry; complying with complex and evolving requirements and changes in state and federal government regulations, including Medicare and Medicaid; current or proposed legislative and regulatory policies designed to manage healthcare costs or alter healthcare financing practices; significant and increasing pricing pressure from third-party payors; the amount of direct and indirect remuneration fees, as well as the timing of assessing such fees and the methodology used to calculate such fees; the outcome of material legal proceedings; our relationships with wholesalers and key pharmaceutical manufacturers; bad publicity about, or market withdrawal of, specialty drugs we dispense; a significant increase in competition from a variety of companies in the health care industry; our ability to expand the number of specialty drugs we dispense and related services; maintaining existing patients; revenue concentration of the top specialty drugs we dispense; increasing consolidation in the healthcare industry; managing our growth effectively; our ability to drive volume through a refreshed marketing strategy in traditional specialty pharmacy; our capability to penetrate the fragmented infusion market; the success of our strategy in the PBM space; our ability to effectively execute our acquisition strategy or successfully integrate acquired businesses, including any delays or difficulties in integrating the combined businesses, and the ability to achieve cost savings and operating synergies and the timing thereof; the dependence on our senior management and key employees and managing recent turnover among key employees; and the additional factors set forth in “Risk Factors” in Diplomat’s Annual Report on Form 10-K for the year ended December 31, 2017 and in subsequent reports filed with or furnished to the Securities and Exchange Commission.  Except as may be required by any applicable laws, Diplomat assumes no obligation to publicly update such forward-looking statements, which are made as of the date hereof or the earlier date specified herein, whether as a result of new information, future developments, or otherwise.

CONTACT:
Terri Anne Powers, Vice President Investor Relations

312-889-5244 | tpowers@diplomat.is

DIPLOMAT PHARMACY, INC.

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

	September 30,	December 31,
	2018	2017
ASSETS
Current assets:
Cash and equivalents	$8,214	$84,251
Receivables, net	358,158	332,091
Inventories	169,863	206,603
Prepaid expenses and other current assets	13,491	11,125
Total current assets	549,726	634,070

Property and equipment, net	40,924	38,990
Capitalized software for internal use, net	29,842	36,520
Goodwill	834,580	832,624
Definite-lived intangible assets, net	340,651	392,011
Other noncurrent assets	4,938	6,208
Total assets	$1,800,661	$1,940,423

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$315,268	$384,719
Rebates payable	29,954	28,744
Borrowings on line of credit	178,250	188,250
Short-term debt, including current portion of long-term debt	11,500	11,500
Accrued expenses:
Compensation and benefits	16,771	9,584
Contingent consideration	5,200	8,100
Other	21,542	20,560
Total current liabilities	578,485	651,457

Long-term debt, less current portion	440,552	521,098
Deferred income taxes	12,423	14,367
Contingent consideration	4,050	4,000
Other	295	—
Total liabilities	1,035,805	1,190,922

Commitments and contingencies

Shareholders’ equity:
Preferred stock (10,000,000 shares authorized; none issued and outstanding)	—	—
Common stock (no par value, 590,000,000 shares authorized; 74,448,430 and 73,871,424 shares issued and outstanding at September 30, 2018 and December 31, 2017, respectively)	629,283	619,235
Additional paid-in capital	48,172	38,450
Retained earnings	87,445	91,816
Accumulated other comprehensive loss	(44)	—
Total shareholders’ equity	764,856	749,501
Total liabilities and shareholders’ equity	$1,800,661	$1,940,423

DIPLOMAT PHARMACY, INC.

Condensed Consolidated Statements of Operations (Unaudited)

(dollars in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Net sales	$1,373,334	$1,124,957	$4,131,896	$3,330,161
Cost of sales	(1,279,976)	(1,059,867)	(3,849,743)	(3,128,595)
Gross profit	93,358	65,090	282,153	201,566
Selling, general and administrative expenses	(83,419)	(62,782)	(255,705)	(185,867)
Income from operations	9,939	2,308	26,448	15,699
Other (expense) income:
Interest expense	(10,179)	(2,054)	(30,998)	(6,034)
Impairment of non-consolidated entities	(286)	—	(329)	—
Other	574	45	1,385	111
Total other expense	(9,891)	(2,009)	(29,942)	(5,923)
Income (loss) before income taxes	48	299	(3,494)	9,776
Income tax benefit (expense)	121	662	(750)	(1,101)
Net income (loss)	169	961	(4,244)	8,675
Less: net loss attributable to noncontrolling interest	—	(55)	—	(299)
Net income (loss) attributable to Diplomat Pharmacy, Inc.	$169	$1,016	$(4,244)	$8,974

Net income (loss) per common share:
Basic	$0.00	$0.01	$(0.06)	$0.13
Diluted	$0.00	$0.01	$(0.06)	$0.13

Weighted average common shares outstanding:
Basic	74,386,386	68,371,429	74,181,869	67,600,920
Diluted	74,741,511	68,769,618	74,181,869	68,259,416

DIPLOMAT PHARMACY, INC.

Condensed Consolidated Statements of Operations, Inclusive of Reportable Segment Breakout (Unaudited)

(dollars in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Net sales - Specialty	$1,212,298	$1,124,957	$3,599,023	$3,330,161
Net sales - PBM	169,933	—	550,148	—
Inter-segment elimination	(8,897)	—	(17,275)	—
Net sales	1,373,334	1,124,957	4,131,896	3,330,161

Cost of sales - Specialty	(1,145,288)	(1,059,867)	(3,386,653)	(3,128,595)
Cost of sales - PBM	(143,585)	—	(480,365)	—
Inter-segment elimination	8,897	—	17,275	—
Cost of sales	(1,279,976)	(1,059,867)	(3,849,743)	(3,128,595)

Gross profit - Specialty	67,010	65,090	212,370	201,566
Gross profit - PBM	26,348	—	69,783	—
Gross profit	93,358	65,090	282,153	201,566
Selling, general and administrative expenses	(83,419)	(62,782)	(255,705)	(185,867)
Income from operations	9,939	2,308	26,448	15,699
Other (expense) income:
Interest expense	(10,179)	(2,054)	(30,998)	(6,034)
Impairment of non-consolidated entities	(286)	—	(329)	—
Other	574	45	1,385	111
Total other expense	(9,891)	(2,009)	(29,942)	(5,923)
Income (loss) before income taxes	48	299	(3,494)	9,776
Income tax benefit (expense)	121	662	(750)	(1,101)
Net income (loss)	169	961	(4,244)	8,675
Less: net loss attributable to noncontrolling interest	—	(55)	—	(299)
Net income (loss) attributable to Diplomat Pharmacy, Inc.	$169	$1,016	$(4,244)	$8,974

Net income (loss) per common share:
Basic	$0.00	$0.01	$(0.06)	$0.13
Diluted	$0.00	$0.01	$(0.06)	$0.13

Weighted average common shares outstanding:
Basic	74,386,386	68,371,429	74,181,869	67,600,920
Diluted	74,741,511	68,769,618	74,181,869	68,259,416

DIPLOMAT PHARMACY, INC.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(dollars in thousands)

	Nine Months Ended September 30,
	2018	2017
Cash flows from operating activities:
Net (loss) income	$(4,244)	$8,675
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	72,547	48,813
Share-based compensation expense	15,771	5,487
Net provision for doubtful accounts	5,862	7,523
Amortization of debt issuance costs	3,703	892
Changes in fair values of contingent consideration	2,419	1,965
Contingent consideration payments	(3,181)	—
Deferred income tax benefit	(2,034)	(637)
Impairment of non-consolidated entities	329	—
Other	(43)	1
Changes in operating assets and liabilities, net of business acquisitions:
Accounts receivable	(31,090)	4,117
Inventories	36,717	22,379
Accounts payable	(72,018)	(3,055)
Other assets and liabilities	8,469	(2,514)
Net cash provided by operating activities	33,207	93,646
Cash flows from investing activities:
Expenditures for capitalized software for internal use	(8,736)	(3,252)
Expenditures for property and equipment	(7,880)	(3,414)
Payments to acquire businesses, net of cash acquired	(1,139)	(76,646)
Other	46	(38)
Net cash used in investing activities	(17,709)	(83,350)

Cash flows from financing activities:
Net payments on line of credit	(10,000)	(17,663)
Payments on long-term debt	(82,625)	(6,031)
Proceeds from long-term debt	—	25,000
Proceeds from issuance of stock upon stock option exercises	3,999	7,597
Contingent consideration payments	(2,088)	—
Payments of debt issuance costs	(821)	—
Net cash (used in) provided by financing activities	(91,535)	8,903
Net (decrease) increase in cash and equivalents	(76,037)	19,199
Cash and equivalents at beginning of period	84,251	7,953
Cash and equivalents at end of period	$8,214	$27,152
Supplemental disclosures of cash flow information:
Cash paid for interest	$27,707	$5,125
Cash paid for income taxes	2,142	4,716

Adjusted EBITDA

The table below presents a reconciliation of net income (loss) attributable to Diplomat Pharmacy, Inc. to Adjusted EBITDA for the periods indicated.

	For the three months ended September 30,		For the nine months ended September 30,
	2018	2017	2018	2017
	(dollars in thousands) (unaudited)
Net income (loss) attributable to Diplomat Pharmacy, Inc.	$169	$1,016	$(4,244)	$8,974
Depreciation and amortization	24,377	16,877	72,547	48,813
Interest expense	10,179	2,054	30,998	6,034
Income tax (benefit) expense	(121)	(662)	750	1,101
EBITDA	$34,604	$19,285	$100,051	$64,922

Contingent consideration and other merger and acquisition expense	$577	$3,016	$5,700	$4,133
Share-based compensation expense	5,649	1,688	15,771	5,487
Employer payroll taxes - option repurchases and exercises	52	33	193	218
Restructuring and impairment charges	286		329
Severance and related fees	779	78	2,729	781
Other items	—	(915)	(483)	(372)
Adjusted EBITDA	$41,947	$23,185	$124,290	$75,169

2018 Full Year Guidance: GAAP to Non-GAAP Reconciliation

The tables below present a reconciliation of net income attributable to Diplomat Pharmacy, Inc. to Adjusted EBITDA for the year ended December 31, 2018.

Reconciliation of GAAP to Adjusted EBITDA

(dollars in thousands) (unaudited)

	Range
	Low	High
Net (loss) income attributable to Diplomat Pharmacy, Inc.	$(7,511)	$2,593
Depreciation and amortization	98,000	97,000
Interest expense	43,000	41,000
Income tax expense (1)	683	1,729
EBITDA	$134,172	$142,322

Contingent consideration and other merger and acquisition expense	$7,000	$6,000
Share-based compensation expense	19,000	18,500
Employer payroll taxes - option repurchases and exercises	500	300
Restructuring and impairment charges	329	329
Severance and related fees	3,500	3,000
Other items	(500)	(450)
Adjusted EBITDA	$164,000	$170,000

(1) Assumes a tax rate of -10 and 40 percent, for the low- and high-end, respectively.